TERMINATION AGREEMENT

        This Termination Agreement is made on March 10, 2004, by The Taubman Company, L.L.C. ("Company") and Courtney Lord ("Lord").

        In consideration of the representations in this Agreement, Company and Lord agree as follows:

1.	Termination of Employment Agreement. Company and Lord agree to terminate the Employment Agreement dated November 4, 1999 between The Taubman Company Limited Partnership, a Delaware limited partnership, and Courtney Lord. The date of termination shall be December 31, 2004.

2.	Termination of Senior Vice President – Leasing Duties. Company agrees that Lord shall cease the daily performance of his duties as Senior Vice President – Leasing on June 30, 2004.

3.	2004 Compensation. Company agrees to pay Lord compensation per the Employment Agreement through December 31, 2004 as follows:

(a) Base Salary. For the period through June 30, 2004, in equal installments, minus applicable withholdings, on its regular pay days. For the period from July 1, 2004 through December 31, 2004, in a lump sum payment minus applicable withholdings, on its first regular pay day after June 30, 2004.

(b) SSTI Bonus. At the time specified in the Senior Short-Term Incentive Plan, an amount equal to the annual target times Lord’s performance for the six month period worked during 2004.

(c) Employee Retirement Savings Plan (ERSP). Lord will be eligible to make his Elective Deferral, as defined in the ERSP, through December 31, 2004, and Company will make its Employer Matching Contribution and Supplemental Employer Contribution, as defined in the ERSP, through December 31, 2004, under and in accordance with the terms of the ERSP. Any distributions to or withdrawals by Lord from his ERSP account must be in accordance with both the terms of the ERSP then in effect and the applicable law.

(d) Supplemental Retirement Savings Plan (SRSP). Company will make the Employer Matching Contribution and the Supplemental Employer Contribution to Lord’s account for 2004 under and in accordance with the terms of the SRSP. Any distributions to or withdrawals by Lord from his SRSP account must be in accordance with both the terms of the SRSP then in effect and the applicable law.

4.	Health Insurance Continuation.

(a) Company agrees for the eighteen month period starting on January 1, 2005 and ending on June 30, 2006, that Company will reimburse Lord for the premiums then in effect for COBRA continuation coverage or, in the event of a family status change, the adjusted premiums for COBRA continuation coverage, if Lord timely elects COBRA continuation coverage. If Lord elects to discontinue the COBRA continuation coverage before June 30, 2006 and enrolls in private health insurance coverage before June 30, 2006, Company will reimburse Lord, up to the amount of the COBRA continuation coverage premiums then in effect, through June 30, 2006 for the private health insurance coverage obtained by Lord for Lord and his eligible dependents.

(b) For the six month period starting on July 1, 2006 and ending on December 31, 2006, Company will reimburse Lord, up to the amount of the COBRA continuation coverage premiums then in effect, for private health insurance coverage obtained by Lord for Lord and his eligible dependents.

(c) To receive the reimbursement, Lord must submit proof of payment, such as a cancelled check or a receipt from the insurer verifying payment, to Company’s designated Human Resources Administrator. The eighteen month period during which Company reimburses Lord for the premiums for the COBRA continuation coverage will count as the eighteen month period during which Lord is entitled to exercise COBRA rights.

5.	Long Term Performance Compensation.Company will pay the following amounts to Lord under the Company’s Long-Term Performance Compensation Plan:

(a)	Payment Date January 15, 2005 January 15, 2006 January 15, 2007 January 15, 2008	Amount $272,500.00 $267,500.00 $267,500.00 Amount to be determined in January 2005 based on Lord's 2004 job performance (for the six months worked in 2004)

(b) Company will also pay Lord any premium that is payable under the then in effect Long-Term Performance Compensation Plan as of each of the dates specified in paragraph 5(a).

6.	Non-Competition. For the twenty-four month period from January 1, 2005 through December 31, 2006, Lord is prohibited from engaging in any work, as an employee, independent contractor, consultant, owner, or otherwise, either (a) for Simon Property Group, General Growth Properties, Macerich, The Rouse Company, the Mills Corporation, or Westfield America or any of their successors in interest or b), for or at any shopping center (in excess of 200,000 square feet) that is located within ten miles of any shopping center that Taubman Realty Group Limited Partnership owns (except within four miles of Beverly Center), unless Company’s President/CEO approves, in advance and in writing, the competing work. If a court of competent jurisdiction determines that the scope of the prohibition against competing work or the time or geographical limitations imposed on Lord and Agent are unreasonable, excessively broad, or both, the court may instead enforce the scope, time, and geographical limitations as the court deems reasonable and proper. This non-competition provision supersedes and replaces any other non-competition provisions in any other agreements between Company and Lord, specifically including the Employment Agreement dated November 4, 1999 between the Taubman Company Limited Partnership, a Delaware limited partnership, and Lord, specifically including the Employment Agreement dated November 4, 1999 between the Taubman Company Limited Partnership, a Delaware limited partnership, and Lord.

7.	Non-Solicitation of Employees. For the period from January 1, 2005 through December 31, 2007, Lord will not, directly or indirectly, either on his own behalf or in the service of or on behalf of any other person or business entity, solicit, hire, or attempt to solicit or hire any person then employed by Company.

8.	Non-Disclosure of Confidential Information.

(a) Lord will not use or disclose to any third party, except as Lord’s performance of consulting services for Company may require, any of Company’s “Confidential Information” (as defined in this Agreement), which Lord or Agent may have obtained from Company during the term of Employment Agreement, unless Company consents, in advance and in writing, to the use or disclosure.

(b) “Confidential Information” means any and all technical data, sales data, data pertaining to merchants, clients, methods, processes, rents, profits, operating procedures, and any other internal business information that is given to Lord by Company, that is not available to the public, and that pertains to Company, the facilities that it owns or manages, its affiliates or related entities, its officers, its directors, or its shareholders. “Confidential Information” excludes any general information about the industry, retailers, rents, and processes that Agent obtained during the course of his career or otherwise publicly available.

9.	Return of Materials. Upon the termination of this Agreement or, at Company’s discretion, at any time before the termination of this Agreement, Lord will promptly deliver to Company all documents and materials of any nature given to Lord by Company pertaining to Lord’s performance of consulting services for Company and will not remove from the premises any documents, materials, or copies. If Lord discovers after the termination of this Agreement that Lord inadvertently retained any documents, materials, or copies, then Lord will not be in violation of this paragraph by delivering to Company, as soon as practicable after the discovery, any documents, materials, or copies. The parties will interpret this paragraph in good faith and reasonably.

10.	Change in Control. Lord’s obligations under paragraphs 6, 7, 8, and 9 of this Agreement will terminate immediately if Company experiences a “change in control” event. This Termination Agreement incorporates by reference and adopts the definition of a “change in control” contained in the Taubman Centers, Inc. and Taubman Realty Group Limited Partnership 2003 “Change of Control Employment Agreement”.

11.	Company’s Remedy Upon Violation. If Lord violates paragraph 6, Non-Competition, paragraph 7, Non-Solicitation of Employees, or paragraph 8, Non-Disclosure of Confidential Information, Lord will forfeit all rights to any further payments under paragraphs 3, 4, and 5. The parties agree that the forfeiture is both Company’s sole remedy and its liquidated damages.

12.	Governing Law. This Agreement is made under and will be construed in accordance with the laws of the State of Michigan, excluding its choice of law rules.

13.	Arbitration. Any dispute arising out of or relating to the performance or breach of this Agreement, the termination of this Agreement, or the meaning of or obligations imposed by this Agreement will be decided by arbitration under and in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect and conducted in Oakland County, Michigan. An arbitration award may be entered as a judgment in any court of competent jurisdiction.

14.	Severability. If any provision of this Agreement is ruled to be illegal or unenforceable, the rest of this Agreement will remain enforceable.

15.	Waivers. The waiver by either party of a violation by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent violation. Any waiver of an obligation under this Agreement will only be valid if it is in writing and signed by an authorized representative of the waiving party.

16.	Notices. Any notice required by the Agreement to be given or made to a party must be in writing and delivered in person or sent by certified, first class mail, return receipt requested, or equivalent, to the address of each party appearing below its signature. The address may be changed by notifying the other party, in writing, of the new address.

17.	Statutes of Limitations. Any claim by Lord or Company must be brought within twenty-four months after the termination or expiration of this Agreement. Lord and Company waive any statutes of limitation to the contrary.

18.	Assignment. This Agreement cannot be transferred or assigned to any other party.

19.	Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them about the subject matter of this Agreement. There are no other representations or agreements, oral or written, modifying the terms of this Agreement

20.	Amendment. No amendment of this Agreement will be effective unless it is made in writing and signed by each party.

21.	Multiple Copies. This Agreement is made in multiple copies, each of which will constitute an original, and all of which together will constitute one instrument.

22.	Captions. The captions in this Agreement are for the convenience of the parties only and have no effect on the meaning or the interpretation of this Agreement.

23.	Mutual Releases.

(a) In exchange for Company’s obligations under this Agreement, Lord will sign, at the time of the termination of his employment on December 31, 2004, the attached Full and Final Release of All Claims.

(b) In exchange for Lord’s obligations under this Agreement, including his signing of the Full and Final Release of All Claims, effective December 31, 2004, Company, together with its current and former officers, directors, agents, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as “company”), to the fullest extent permitted by law, will waive, release, and discharge Lord from any claims and any causes of action that as of December 31, 2004, Company may have or may have had under any state and federal statute and under the common law. Lord and Company intend that, to the fullest extent permitted by law, these waivers, releases, and discharges will be a general release and will extinguish any claims and any causes of action by Company against Lord about anything that may occur before December 31, 2004. The only claims and causes of action that Company is not waiving, releasing, and discharging are any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged. Company gives up, to the fullest extent permitted by law, any right to file any lawsuit against Lord about anything that may occur before December 31, 2004, under any state or federal statutes and under the common law. Company acknowledges that after December 31, 2004, Company may discover facts different from or in addition to those that Company now knows or believes to be true and that this release will be and remain effective in all respects, notwithstanding any different or additional facts.

THE TAUBMAN COMPANY, L.L.C.

/s/ William S. Taubman
____________________________
By:

____________________________
Its: Executive Vice President and Director

Dated: March 10, 2004

Address:

200 E. Long Lake Road
Bloomfield Hills, MI 48303	COURTNEY LORD /s/ Courtney Lord __________________________ Dated: March 10, 2004 Address: 391 Cranbrook Court Bloomfield Hills, MI 48304